EXHIBIT 99.1

BELL2BELL PODCAST TRANSCRIPT

August 23, 2022

[NARRATOR]: The following is a Bell2Bell B2B audio production. Bell2Bell is one of 50+ trusted brands within the Investor Brand Network IBN. As a multifaceted financial news and publishing company, IBN uses its network of more than 5,000 key distribution outlets, as well as other corporate communication tools to introduce public and private companies to a wide audience of investors, consumers, journalists, and the general public.

Our reputation for highly efficient communications strategies is based on the experience and relationships our team has in the space. It is Investor Brand Network’s unwavering commitment to connect the investment community with companies that have great potential and a strong dedication to building shareholder value.

The following interview may feature a client partner of Investor Brand Network. IBN may have been compensated for the production of this interview. Please be sure to read our entire disclaimer for full disclosure. Thank you. And here today is your host, Stuart Smith.

[STUART SMITH]: Welcome back everybody and thanks so much for making us part of your day, as well as part of your due diligence as you look for smart and fresh plays out there in the market today. Now to that in, we are speaking with, for the very first time, Correlate Infrastructure Partners, Inc.

The company is traded on the OTCQB under the ticker symbol, CIPI. I want you to learn more about Correlate at their website, and that is CorrelateInfra–as in infrastructure–.com. C-O-R-R-E-L-A-T-E-I-N-F-R-A.com.

But of course, all you really need is that ticker symbol, CIPI. You’ll pull up a press release and there will be a link to that website. And of course, visit us here at the Investor Brand Network, click on the Clients tab, find in alphabetical order, Correlate Infrastructure Partners, Inc.

And we are lucky enough to be joined today by Todd Michaels. He is the President and CEO and founder of Correlate. Todd, thanks for making time for us today. Welcome to the show.

[TODD MICHAELS]: Thank you for having me, Stuart.

[STUART SMITH]: Absolutely. So right there on your website it talks about how a company can significantly increase its net operating income. And right here, at Investor Brand Network under the investment considerations, the company’s data-driven platform developed with the US Department of Energy can increase energy savings up to 60%, significantly increasing net operating income at a fraction of the cost of their competitors while reducing carbon emissions.

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I would call that a win, a win, and a win. So that’s great stuff. So for those not familiar with the company, let’s start with that. Who is Correlate? If you could, describe the company and its business model.

[TODD MICHAELS]: Great Stuart. So yeah, let me explain quickly how the company is structured. So Correlate Infrastructure Partners is the parent company for a series of technology and fulfillment subsidiaries in the clean energy space. You mentioned Solar Site Design and Correlate, which are some of our commercial brands, and we’re of course in the process of adding technologies and companies to that as part of our strategy that we’ll get into in a moment.

And what we do is we’re effectively looking at, how do we scale the business through technology enablement automation. How do we integrate and verticalize sales, development of projects, and then ultimately the fulfillment of those projects on facilities in North America. And the solutions that we deploy through those programs and those subsidiaries in different parts of the country are things like solar, storage, energy efficiency, and nowadays the newest thing being electric vehicle infrastructure.

And we do that today in the residential, commercial, industrial. And now there’s this burgeoning space of what they would call community-scale projects, and we’ll talk a little bit about that here in a moment. Yeah, this is a rapidly growing segment. It’s what they call the energy transition and electrification sector.

And, roughly the segment has been growing somewhere around 30% year-over-year and today these solutions are what they’d call emerging technologies and have light adoption, but things like solar are actually forecasted to be somewhere around 40% of the actual overall capacity of energy generation in the US by 2050. All in all, this has never been a better time for our space because there’s a huge opportunity here where this makes sense.

The costs have come down so much and the grid costs have gone up a lot and it’s become less reliable. So for most homes and businesses we’re simply the most cost-effective, more reliable, lower-carbon way to get your energy. So that’s where we’re at as a business today.

[STUART SMITH]: Well, very good. So you said it’s never been a better time for your business and its positioning with its market. Listeners, it’s never been a better time for you to add this ticker symbol, C-I-P-I, to your watchlist. Between the two websites, I gave you the company website and the investorbrandnetwork.com website, there’s so much to learn about this company.

The company expects to be profitable by year-end, that’s here in 2023, with an estimated $43 million in revenue. There’s more to read there. I’m not going to give every juicy detail. Visit Investor Brand Network. So Todd, how is 2022 then shaping up for your company? How’s your company and the market trends that you see with all this talk about recession, how is it shaping up for you so far here in 2022 for Correlate?

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[TODD MICHAELS]: It’s been an unbelievable series of events this year. I mean, thinking– we’ve all seen the news. I mean, there’s good and bad news out there. But a lot of it frankly feels, you know, recessionary in its nature. For us, it’s amazing because people want to save money when times are getting tougher. So, it only enhances the value proposition of our business model. So when we took our company from R&D to essentially launching ourselves full-on in January, we were very quick to get four significant contracts with national and international companies, a few of those being a company called American Tire Distributors headquartered out of the Carolinas with hundreds of locations, an international company, Kyocera, based out of New Jersey, and so that in the first quarter we picked up some significant portfolios of enterprise accounts.

And right now, we’re currently deploying on around $3.4 million worth of projects that will complete by year-end. We also entered in Q2 the REIT market. So there’s the asset owner space, and where they typically have tenants in those buildings. Well there’s a huge push by investors in REITs, as well as legislation mandating buildings get to a certain level of energy efficiency or renewables. And so we’re meeting that opportunity.

We picked up a few clients that have taken us into markets like Illinois, New Jersey, where we are currently developing projects, about $5 - $7 million of near-term projects. But the run-on opportunity is, there’s hundreds of millions of dollars. And so those projects would essentially start development and get into construction sometime here later in the year. There’s typically somewhere around a three- to six-month lag on our commercial opportunities going from the concept stage to essentially putting boots on the ground to implement these improvements.

In total, through all the channels and markets that we’re in today, we’re tracking to around $60 million of awarded and contracted projects. So we’ve upped that a bit from where we thought we were going to be in Q1. Now, like everything in the energy space and the world that we are today, not everything was easy. We had a pretty tough international trade dispute between the U.S. and some foreign Asian companies that impacted our supply chain. So some of the projects that we would have liked to have started sooner in Q2 we had to delay about 60 days.

So it’s going to push some of our revenue recognitions numbers out into Q3, but you know, the reality is these are six-month projects. These are 20-year assets that we’re building for our investors. So, it makes all the sense in the world for us to make sure that we’re making smart decisions around project completion and timing. So, we got through that and fortunately, through typical governmental process those trade issues were resolved.

And then conversely to that, the opposite happened. Just two weeks ago, one of the largest pieces of climate legislation in US history passed the Senate. This was forecasted to happen as part of another infrastructure bill months ago, and effectively, it kind of got squashed in the political environment. But then out of nowhere, Republicans and Democrats found a middle ground to get something done that involved a little bit of healthcare, a little bit of energy and climate, and we are looking at it passing the House this week.

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It’s something called the Inflation Reduction Act. Look it up. Massive, massive. It’s on our website under our News section. And the goal is to essentially cut emissions in the U.S. by 41% by 2030. And to do that, they created tax policies, and that’s a huge opportunity for all the investors out there to get involved in these projects in many ways. And so $369 billion of incentives are going to be created and done in a very smart way through finding different places to change the tax code to pay for this. It’s going to create a very clear regulatory pathway that will support what’s required to get to that 41% of my– frankly the solutions that we deploy. It’s going to take everything. Energy efficiency, solar, you know, this is that whole electrification movement. So this sets, for once – literally been waiting for this for a decade – a 10X growth path that we’ve been working towards.

My team, a lot of us, entered this space from telecommunications into energy. Just like how we rode the gigantic boom that happened when the internet came out, mobile phone technology came out. This, in our view, is equivalent to that. This is a major infrastructure change, but policies are there and we didn’t even need incentives to fully be organically and growing. This just creates a sort of a leap forward of aggression in that by, because of the timing to pull that in, instead of doing it by ‘50, how do we get there by ‘30. So this is the fuel in the fire to really change the growth trajectory of this company.

[STUART SMITH]: Well, you talk about that and I’m reviewing the press wire for your company, and listeners again, that ticker symbol, C-I-P-I. Pull it up. Use your favorite platform to find the company’s news.

You’ve been prolific. There’s so much going on. So let’s talk about some of that major recent news. It sounds like 2022 is shaping up to be a big year, not just by what you said, but by the proof that’s here on the press wire. Let’s get your thoughts, Todd.

[TODD MICHAELS]: Oh my gosh, where to start. So, you know, how does this shape up into us executing our strategy? How do we now meet this market demand that we knew was coming that now is stable and have a real strategy domestically to meet it? And part of that is properly capitalizing the business and most efficiently setting ourselves up to do that.

So in June, we announced our application to uplist to the NASDAQ. Right behind that in, I guess it would be June, as well, we execute an agreement to acquire the leading efficiency and commercial solar business in the state of Hawaii. This gives us coverage for all the islands. It’s the most organic market in the U.S., highest power prices, they need all the technologies. It was the most logical place for us to start and build and scale this business to meet the opportunity.

In July, we conversed and we went to the opposite side of the coast, the other hottest market, the other part that has the highest, most acute needs on energy, and that’s the Northeast. We’re acquiring a developer EPC that helps us service the entire corridor from Pennsylvania to Maine. So that gives us that whole New York Metro up into Boston, etc. Great markets.

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And with that came our ability to enter that community solar space that we talked about, which is something we’ll talk about in future conversations, but effectively what that means is our projects get bigger. We’re going from not just doing things on people’s roofs and rooftops, but we might build this array down the street on a warehouse that then sells energy a half a mile away to another business. So there’s laws and legislation that allows us to create generation within certain regions of the grid to enhance things for all counterparties.

Then in the last few weeks, really one of the most significant announcements that we’ve ever made that really just sort of shows the belief in our team and, frankly, the peers that are following us in the space and want to join us as part of this roll-up strategy. We signed our third agreement to acquire the largest, fastest growing residential and commercial solar and storage provider based out of California that’s servicing five different states with revenues totaling $175 million in ‘21.

And again, fast forward, these businesses are all growing at 20% to 30% compounded in their growth rate prior to feeling this legislation. We only see upside to the rate of growth and the profitability that we have being able to self-fulfill and control our destiny with these acquisitions by geography.

[STUART SMITH]: Well everybody, once again, we are speaking with Todd Michaels. He’s the President and CEO of CIPI, that’s C-I-P-I, that’s the ticker symbol, and founder of Correlate. Learn more about the company at those websites I gave you earlier, investorbrandnetwork.com, correlateinfra.com. Todd, thanks so much for your time not only in insights into your company, but the market that you’re immersed in.

Really, we talked about quite a bit today. We talked about the overarching market things, the recessional fears that we have, and some of the things that are pushing those numbers. But we look forward to speaking with you again as more great news hits your company. We expect great things from you and Correlate Infrastructure Partners here in 2022 and way beyond. Thanks Todd.

[TODD MICHAELS]: Thanks, Stuart. Take care.

[STUART SMITH]: You, as well. For Todd Michaels, this is Stuart Smith saying thanks so much for listening.

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